Central Valley Community Bancorp -- page 1

FOR IMMEDIATE RELEASE

CENTRAL VALLEY COMMUNITY BANCORP REPORTS EARNINGS RESULTS FOR THE QUARTER ENDED MARCH 31, 2020, AND QUARTERLY DIVIDEND

FRESNO, CALIFORNIA…April 15, 2020… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $6,623,000, and fully diluted earnings per common share of $0.52 for the three months ended March 31, 2020, compared to $5,216,000 and $0.38 per fully diluted common share for the three months ended March 31, 2019.
FIRST QUARTER FINANCIAL HIGHLIGHTS

•	Net loans decreased $15.0 million or 1.61%, and total assets increased $21.9 million or 1.37% at March 31, 2020 compared to December 31, 2019.

•	Total deposits increased 1.30% to $1.35 billion at March 31, 2020 compared to December 31, 2019.

•	Total cost of deposits remains at low levels at 0.13% and 0.12% for the quarters ended March 31, 2020 and 2019, respectively.

•	Average non-interest bearing demand deposit accounts as a percentage of total average deposits was 44.23% and 42.10% for the quarters ended March 31, 2020 and 2019, respectively.

•	Non-performing assets were $1,115,000, net loan recoveries were $41,000, and loans delinquent more than 30 days were $1,337,000 for the quarter ended March 31, 2020.

•	In anticipation of the potential economic effects of the COVID-19 pandemic on our loan portfolio, a provision for credit losses of $1,375,000 was recorded during the quarter ended March 31, 2020.

•
Capital positions remain strong at March 31, 2020 with a 10.93% Tier 1 Leverage Ratio; a 13.97% Common Equity Tier 1 Ratio; a 14.40% Tier 1 Risk-Based Capital Ratio; and a 15.32% Total Risk-Based Capital Ratio.

•	The Company declared an $0.11 per common share cash dividend, payable on May 15, 2020 to shareholders of record on May 1, 2020.

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•
During the quarter ended March 31, 2020, the Company repurchased and retired a total of 621,379 shares of common stock at an average price paid per share of $17.76, completing the stock repurchase plan approved in January 2020.

•	Net income for the first quarter of 2020 included pretax gains on sales of investment securities of $4,198,000.
“What began as a quarter with good momentum, coming off a strong year-end 2019, has been disrupted by a global health crisis that has set off an economic crisis which is now our highest priority. Central Valley Community Bank immediately put its pandemic plan into action in late February to adjust to the impact of the COVID-19 pandemic on our communities and our clients,” stated James M. Ford, President & CEO of Central Valley Community Bank and Central Valley Community Bancorp.  Ford went on to state, “We are here for our clients assisting them with loan payment deferrals and maintaining service inside Banking Centers and through Drive-up locations, digital and electronic channels, all the while adhering to the ever-evolving State and Federal guidelines. Central Valley Community Bank is participating in the Paycheck Protection Program launched by the Treasury and the Small Business Administration. We are also serving clients and our communities through refocusing our charitable giving and assistance in these unprecedented times.”
The COVID-19 pandemic has already impacted the local economy in the San Joaquin Valley and greater Sacramento area. Federal, State and local shelter-in-place recommendations were enacted in our markets in March 2020 causing many businesses to close and workers to be furloughed or lose jobs. Essential purpose entities such as medical professionals, food and agricultural businesses, and transportation and logistical businesses were exempted from the closures; however, unemployment rates are increasing in our local market area. As of February 29, 2020, the unemployment rates in Fresno and Sacramento Counties were 8.5% and 3.8%, respectively. According to a study performed by the Center for Business & Policy Research at the University of the Pacific, unemployment rates in the Company’s markets are projected to climb to 18% to 21% in May 2020,and to 19% for the state of California. The full text of the report is available at https://www.pacific.edu/academics/schools-and-colleges/eberhardt-school-of-business/centers-and-institutes/center-for-business-and-policy-research/custom-studies/covid-19-job-impacts.html.

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The Company’s management team has evaluated its exposure to increased loan losses related to the COVID-19 pandemic and has identified the following industry segments most impacted by the pandemic as of March 31, 2020:

Industry Segments (Dollars in thousands)	Outstanding Loan Balance	Percent of Total Loan Portfolio
Hospitality	$74,675	8.04%
Restaurants	16,203	1.75%
Retail	69,127	7.45%
Assisted living facilities	21,200	2.28%
Childcare/Education	13,018	1.40%
Entertainment	20,027	2.16%
Oil/Gas	—	—%
Shared national credits	—	—%
Credit cards	—	—%
Total	$214,250	23.08%
The Company is closely monitoring the effects of the pandemic on our loan and deposit customers. Our management team is focused on assessing the risks in our loan portfolio and working with our customers to minimize our losses. We have implemented loan programs to allow customers who were required to close or reduce their business operations to defer loan principal and interest payments for up to 90 days. As of March 31, 2020, loan customer requests to defer payments on loans totaling approximately $115 million were granted. As a preferred SBA lender, we are participating in the SBA Paycheck Protection Program (PPP) to help provide loans to our business customers to provide them with additional working capital. To date, the Company has received client applications of approximately $150 million, and is working diligently with the SBA to qualify clients to receive PPP loans. If the PPP applications in process are approved and funded, the SBA fees payable to the Company would be approximately $4.7 million. The Company has also taken measures to protect the health and safety of its employees by implementing remote work arrangements to the full extent possible, and by adjusting banking center hours and operational measures to promote social distancing. Management is closely monitoring credit metrics and performing stress testing on the Bank’s loan portfolio. Additional resources have been shifted to credit administration to closely analyze higher risk segments within the loan portfolio, monitor and track loan payment deferrals and customer liquidity, and provide timely reporting to management and the board of directors. The management team continues to analyze economic conditions in our geographic markets and perform stress testing of our investment portfolio as well as our loan portfolio. Based on the Company’s capital levels,

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conservative underwriting policies, low loan-to-deposit ratio, loan concentration diversification, and suburban geographical marketplace, management expects to be able to manage the economic risks and uncertainties associated with the COVID-19 pandemic and remain adequately capitalized.
Net income for the three months ended March 31, 2020 increased 26.97%, driven by an increase in net interest income, and an increase in net realized gains on sales and calls of investment securities, partially offset by an increase in non-interest expense, an increase in the provision for credit losses, and an increase in the provision for income taxes, compared to the three months ended March 31, 2019. During the three months ended March 31, 2020, the Company recorded a $1,375,000 provision for credit losses, compared to a $25,000 reverse provision during the three months ended March 31, 2019. Net interest income before the provision for credit losses for the three months ended March 31, 2020 was $16,029,000, compared to $15,835,000 for the three months ended March 31, 2019, an increase of $194,000 or 1.23%. The impact to interest income from the accretion of the loan marks on acquired loans was $693,000 and $259,000 for the three months ended March 31, 2020 and 2019, respectively. In addition, net interest income before the provision for credit losses for the three months ended March 31, 2020 was benefited by approximately $238,000 in nonrecurring income from prepayment penalties and payoff of loans previously on nonaccrual status, as compared to $127,000 in nonrecurring income for the three months ended March 31, 2019. Excluding these reversals and benefits, net interest income for the three months ended March 31, 2020 decreased by $351,000 compared to the three months ended March 31, 2019.
During the three months ended March 31, 2020, the Company’s shareholders’ equity decreased $9,455,000, or 4.14%, compared to December 31, 2019. The decrease in shareholders’ equity was driven by the decrease in common stock as a result of the share repurchase program and the decrease in net unrealized gains on available-for-sale (AFS) securities recorded, net of estimated taxes, in accumulated other comprehensive income (AOCI), offset by the retention of earnings, net of dividends paid.
Return on average equity (ROE) for the three months ended March 31, 2020 was 11.62%, compared to 9.42% for the three months ended March 31, 2019. The increase in ROE reflects increase in net income, notwithstanding a slight increase in average shareholders’ equity. The Company declared and paid $0.11 and $0.10 per share in cash dividends to holders of common stock during the three months ended March 31, 2020 and 2019, respectively. Annualized return on average assets (ROA) was 1.66% for the three months ended March 31,

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2020 and 1.35% for the three months ended March 31, 2019. During the three months ended March 31, 2020, the Company’s total assets increased 1.37%, and total liabilities increased 2.29%, compared to December 31, 2019.
Non-performing assets decreased by $578,000, or 34.14%, to $1,115,000 at March 31, 2020, compared to $1,693,000 at December 31, 2019. During the three months ended March 31, 2020, the Company recorded $41,000 in net loan recoveries, compared to $39,000 in net recoveries for the three months ended March 31, 2019. The net charge-off (recovery) ratio, which reflects annualized net charge-offs (recoveries) to average loans, was (0.02)% for the three months ended March 31, 2020, compared to (0.02)% for the same period in 2019. Total non-performing assets were 0.07% and 0.11% of total assets as of March 31, 2020 and December 31, 2019, respectively.
At March 31, 2020, the allowance for credit losses was $10,546,000, compared to $9,130,000 at December 31, 2019, a net increase of $1,416,000 reflecting the net recoveries and provision during the period. The Company’s provision for credit losses of $1,375,000 during the quarter ended March 31, 2020 is primarily related to the growth in the loan portfolio along with an increase in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic. The Company is not required to implement the provisions of the CECL accounting standard until January 1, 2023, and is continuing to account for the allowance for credit losses under the incurred loss model. The allowance for credit losses as a percentage of total loans was 1.13% and 0.97% as of March 31, 2020 and December 31, 2019, respectively. Total loans include loans acquired in the acquisitions of Folsom Lake Bank on October 1, 2017, Sierra Vista Bank on October 1, 2016 and Visalia Community Bank on July 1, 2013 that, at their respective acquisition dates, were recorded at fair value and did not have a related allowance for credit losses. The recorded value of acquired loans totaled $146,360,000 at March 31, 2020 and $152,735,000 at December 31, 2019. Excluding these acquired loans from the calculation, the allowance for credit losses to total gross loans was 1.35% and 1.15% as of March 31, 2020 and December 31, 2019, respectively, and general reserves associated with non-impaired loans to total non-impaired loans was 1.35% and 1.16%, respectively. The Company believes the allowance for credit losses is adequate to provide for probable incurred credit losses within the loan portfolio at March 31, 2020.
The Company’s net interest margin (fully tax equivalent basis) was 4.47% for the three months ended March 31, 2020, compared to 4.63% for the three months ended March 31, 2019. The decrease in net interest

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margin in the period-to-period comparison resulted from the decrease in the effective yield on interest earning deposits in other banks and Federal Funds sold, the decrease in the effective yield on average investment securities, and the decrease in the yield on the Company’s loan portfolio.
For the three months ended March 31, 2020, the effective yield on average total earning assets decreased 15 basis points to 4.61% compared to 4.76% for the three months ended March 31, 2019, while the cost of average total interest-bearing liabilities increased to 0.26% for the three months ended March 31, 2020 as compared to 0.24% for the three months ended March 31, 2019. Over the same periods, the cost of average total deposits increased to 0.13% for the three months ended March 31, 2020 compared to 0.12% for the same period in 2019.
For the three months ended March 31, 2020, the Company’s average investment securities, including interest-earning deposits in other banks and Federal funds sold, totaled $521,667,000, an increase of $25,862,000, or 5.22%, compared to the three months ended March 31, 2019. The effective yield on average investment securities, including interest-earning deposits in other banks and Federal funds sold, decreased to 2.80% for the three months ended March 31, 2020, compared to 3.13% for the three months ended March 31, 2019. In the normal course of managing the investment portfolio, management sold certain investment securities primarily in the private label commercial mortgage backed security sector during January 2020 and purchased securities in the municipal investment sector to take advantage of the price and yield attributes related to these sectors at the time, and recorded a net gain on sale of investments of $4,198,000.
Total average loans (including nonaccrual), which generally yield higher rates than investment securities, increased $18,500,000 to $924,611,000 for the three months ended March 31, 2020 from $906,111,000 for the three months ended March 31, 2019 . The effective yield on average loans decreased to 5.62% for the three months ended March 31, 2020, compared to 5.64% for the three months ended March 31, 2019.
Total average assets for the three months ended March 31, 2020 was $1,598,064,000 compared to $1,540,721,000 for the three months ended March 31, 2019, an increase of $57,343,000 or 3.72%. During the three months ended March 31, 2020 and 2019, the loan-to-deposit ratio was 68.84% and 71.32%, respectively. Total average deposits increased $44,391,000 or 3.44% to $1,334,403,000 for the three months ended March 31, 2020, compared to $1,290,012,000 for the three months ended March 31, 2019. Average interest-bearing deposits

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decreased $2,652,000, or 0.36%, and average non-interest bearing demand deposits increased $47,043,000, or 8.66%, for the three months ended March 31, 2020, compared to the three months ended March 31, 2019. The Company’s ratio of average non-interest bearing deposits to total deposits was 44.23% for the three months ended March 31, 2020, compared to 42.10% for the three months ended March 31, 2019.
Non-interest income for the three months ended March 31, 2020 increased by $3,565,000 to $6,541,000, compared to $2,976,000 for the three months ended March 31, 2019, primarily driven by an increase of $3,146,000 in net realized gains on sales and calls of investment securities, an increase in loan placement fees of $160,000, and an increase of $316,000 in other income, partially offset by a decrease in service charge income of $44,000, and a decrease in FHLB dividends of $14,000. The increase in other income resulted from a $297,000 gain related to the collection of life insurance proceeds.
Non-interest expense for the three months ended March 31, 2020 increased $411,000, or 3.52%, to $12,078,000 compared to $11,667,000 for the three months ended March 31, 2019. The net increase year over year resulted from increases in salaries and employee benefits of $1,022,000, professional services of $131,000, operating losses of $34,000, and directors’ expenses of $16,000, offset by decreases in occupancy and equipment expenses of $335,000, information technology of $169,000, credit card expenses of $114,000, regulatory assessments of $105,000, and data processing of $59,000, in 2020 compared to 2019. The increase in salaries and employee benefits as well as the directors’ expenses was primarily related to the change in the discount rate used to calculate the liability for salary continuation, deferred compensation, and split dollar plans which amounted to approximately $646,000, while salaries and benefits increased $382,000. The decrease in regulatory assessments was the result of the Company receiving a portion of its small-bank assessment credit. The FDIC automatically applies small-bank assessment credits to offset regular deposit insurance assessments for assessment periods where the Deposit Insurance Fund (DIF) reserve ratio is at or above 1.38 percent.
The Company recorded an income tax provision of $2,494,000 for the three months ended March 31, 2020, compared to $1,953,000 for the three months ended March 31, 2019. The effective tax rate for the three months ended March 31, 2020 was 27.36% compared to 27.24% for the three months ended March 31, 2019. The increase in the effective rate was a result of a decrease in tax-exempt interest.

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Capital Management
On January 15, 2020, the Board of Directors of the Company approved the adoption of a program to repurchase up to $10 million of the Company’s outstanding shares of common stock. During the quarter ended March 31, 2020, the Company repurchased and retired a total of 621,379 shares of common stock at an average price paid per share of $17.76, completing the stock repurchase plan approved in January 2020. Due to the uncertainty related to the potential economic impact of the COVID-19 pandemic, the board has decided, for the time being, to suspend future stock repurchase programs, while maintaining the Company’s regular quarterly dividend program. On April 15, 2020, the Board of Directors of the Company declared a quarterly cash dividend of $0.11 per share on the Company’s common stock. The dividend is payable on May 15, 2020 to shareholders of record as of May 1, 2020. The Company continues to be well capitalized and expects to maintain adequate capital levels.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 20 full-service offices throughout California’s San Joaquin Valley and Greater Sacramento Region.  Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Vice Chairman), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, James M. Ford, Robert J. Flautt, Gary D. Gall, Steven D. McDonald, Louis C. McMurray, Karen Musson, Dorothea D. Silva, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates; (3) a decline in economic conditions in the Central Valley and the Greater Sacramento Region; (4) the Company’s ability to continue its internal growth at historical rates; (5) the Company’s ability to maintain its net interest margin; (6) the decline in quality of the Company’s earning assets; (7) a decline in credit quality; (8) changes in the regulatory environment; (9) fluctuations in the real estate market; (10) changes in business conditions and inflation; (11) changes in securities markets (12) risks associated with acquisitions, relating to difficulty in integrating combined operations and related negative impact on earnings, and incurrence of substantial expenses; (13) political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, pandemic diseases or extreme weather events, any of which may affect services we use or affect our customers, employees or third parties with which we conduct business; (14) the rapidly changing uncertainties related to the Covid-19 pandemic including, but not limited to, the potential adverse effect of the pandemic on the economy, our employees and customers, and our financial performance; and (15) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,	March 31,
(In thousands, except share amounts)	2020	2019	2019

ASSETS
Cash and due from banks	$22,713	$24,195	$29,762
Interest-earning deposits in other banks	13,449	28,379	2,473
Total cash and cash equivalents	36,162	52,574	32,235
Available-for-sale investment securities	522,943	470,746	479,622
Equity securities	7,592	7,472	7,346
Loans, less allowance for credit losses of $10,546, $9,130, and $9,118 at March 31, 2020, December 31, 2019, and March 31, 2019, respectively	919,223	934,250	912,692
Bank premises and equipment, net	7,410	7,618	8,096
Bank owned life insurance	29,945	30,230	29,673
Federal Home Loan Bank stock	6,062	6,062	6,843
Goodwill	53,777	53,777	53,777
Core deposit intangibles	1,704	1,878	2,399
Accrued interest receivable and other assets	33,828	32,148	31,554
Total assets	$1,618,646	$1,596,755	$1,564,237

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$603,998	$594,627	$550,410
Interest bearing	746,593	738,658	742,154
Total deposits	1,350,591	1,333,285	1,292,564
Short-term borrowings	—	—	7,000
Junior subordinated deferrable interest debentures	5,155	5,155	5,155
Accrued interest payable and other liabilities	44,227	30,187	32,063
Total liabilities	1,399,973	1,368,627	1,336,782
Shareholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, no par value; 80,000,000 shares authorized; issued and outstanding: 12,472,939, 13,052,407, and 13,680,930, at March 31, 2020, December 31, 2019, and March 31, 2019, respectively	78,854	89,379	102,395
Retained earnings	141,147	135,932	124,138
Accumulated other comprehensive income (loss), net of tax	(1,328)	2,817	922
Total shareholders’ equity	218,673	228,128	227,455
Total liabilities and shareholders’ equity	$1,618,646	$1,596,755	$1,564,237

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CENTRAL VALLEY COMMUNITY BANCORP
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended,
	March 31,	December 31,	March 31,
(In thousands, except share and per share amounts)	2020	2019	2019
INTEREST INCOME:
Interest and fees on loans	$12,898	$12,717	$12,554
Interest on deposits in other banks	183	90	150
Interest and dividends on investment securities:
Taxable	3,266	3,378	3,023
Exempt from Federal income taxes	159	151	562
Total interest income	16,506	16,336	16,289
INTEREST EXPENSE:
Interest on deposits	432	500	393
Interest on junior subordinated deferrable interest debentures	45	47	57
Other	—	2	4
Total interest expense	477	549	454
Net interest income before provision for credit losses	16,029	15,787	15,835
PROVISION FOR (REVERSAL OF) CREDIT LOSSES	1,375	500	(25)
Net interest income after provision for credit losses	14,654	15,287	15,860
NON-INTEREST INCOME:
Service charges	646	681	690
Appreciation in cash surrender value of bank owned life insurance	182	183	171
Interchange fees	333	345	343
Loan placement fees	299	331	139
Net realized gains on sales and calls of investment securities	4,198	3	1,052
Federal Home Loan Bank dividends	107	107	121
Other income	776	359	460
Total non-interest income	6,541	2,009	2,976
NON-INTEREST EXPENSES:
Salaries and employee benefits	7,512	6,521	6,490
Occupancy and equipment	1,144	1,191	1,479
Professional services	458	294	327
Data processing expense	336	371	395
Directors’ expenses	192	158	176
ATM/Debit card expenses	294	273	191
Information technology	608	615	777
Regulatory assessments	47	34	152
Advertising	173	166	202
Internet banking expenses	196	208	194
Amortization of core deposit intangibles	174	174	174
Other expense	944	1,125	1,110
Total non-interest expenses	12,078	11,130	11,667
Income before provision for income taxes	9,117	6,166	7,169
PROVISION FOR INCOME TAXES	2,494	1,718	1,953
Net income	$6,623	$4,448	$5,216

Net income per common share:
Basic earnings per common share	$0.52	$0.34	$0.38
Weighted average common shares used in basic computation	12,734,971	13,118,403	13,646,489

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Diluted earnings per common share	$0.52	$0.34	$0.38
Weighted average common shares used in diluted computation	12,779,096	13,210,558	13,755,615
Cash dividends per common share	$0.11	$0.11	$0.10

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CENTRAL VALLEY COMMUNITY BANCORP
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Mar. 31	Dec. 31	Sept. 30	Jun. 30	Mar. 31
For the three months ended	2020	2019	2019	2019	2019
(In thousands, except share and per share amounts)
Net interest income	$16,029	$15,787	$16,205	$15,946	$15,835
Provision for (reversal of) credit losses	1,375	500	250	300	(25)
Net interest income after provision for credit losses	14,654	15,287	15,955	15,646	15,860
Total non-interest income	6,541	2,009	3,722	4,598	2,976
Total non-interest expense	12,078	11,130	11,534	11,772	11,667
Provision for income taxes	2,494	1,718	2,452	2,385	1,953
Net income	$6,623	$4,448	$5,691	$6,087	$5,216
Basic earnings per common share	$0.52	$0.34	$0.43	$0.45	$0.38
Weighted average common shares used in basic computation	12,734,971	13,118,403	13,360,030	13,533,724	13,646,489
Diluted earnings per common share	$0.52	$0.34	$0.42	$0.45	$0.38
Weighted average common shares used in diluted computation	12,779,096	13,210,558	13,450,187	13,635,834	13,755,615

CENTRAL VALLEY COMMUNITY BANCORP
SELECTED RATIOS
(Unaudited)

	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
As of and for the three months ended	2020	2019	2019	2019	2019
(Dollars in thousands, except per share amounts)
Allowance for credit losses to total loans	1.13%	0.97%	1.01%	0.98%	0.99%
Non-performing assets to total assets	0.07%	0.11%	0.14%	0.15%	0.10%
Total non-performing assets	$1,115	$1,693	$2,157	$2,442	$1,548
Total nonaccrual loans	$1,115	$1,693	$2,157	$2,442	$1,548
Total substandard loans	$34,420	$33,838	$19,168	$17,860	$16,753
Total special mention loans	$11,936	$28,183	$52,811	$28,436	$27,826
Net loan charge-offs (recoveries)	$(41)	$865	$160	$13	$(39)
Net charge-offs (recoveries) to average loans (annualized)	(0.02)%	0.37%	0.07%	0.01%	(0.02)%
Book value per share	$17.53	$17.48	$17.53	$17.18	$16.63
Tangible book value per share	$13.08	$13.21	$13.33	$13.02	$12.52
Tangible common equity	$163,192	$172,473	$177,354	$175,678	$171,279
Cost of total deposits	0.13%	0.15%	0.17%	0.15%	0.12%
Interest and dividends on investment securities exempt from Federal income taxes	$159	$151	$153	$429	$562
Net interest margin (calculated on a fully tax equivalent basis) (1)	4.47%	4.40%	4.50%	4.50%	4.63%
Return on average assets (2)	1.66%	1.12%	1.43%	1.54%	1.35%
Return on average equity (2)	11.62%	7.71%	9.77%	10.68%	9.42%
Loan to deposit ratio	68.84%	70.76%	71.96%	74.20%	71.32%
Efficiency ratio	65.71%	61.42%	62.07%	63.64%	63.92%
Tier 1 leverage - Bancorp	10.93%	11.38%	11.47%	11.43%	11.69%
Tier 1 leverage - Bank	10.86%	11.27%	11.36%	11.36%	11.64%
Common equity tier 1 - Bancorp	13.97%	14.55%	14.84%	14.72%	15.13%
Common equity tier 1 - Bank	14.31%	14.85%	15.13%	15.08%	15.50%
Tier 1 risk-based capital - Bancorp	14.40%	14.98%	15.28%	15.16%	15.58%
Tier 1 risk-based capital - Bank	14.31%	14.85%	15.13%	15.08%	15.50%
Total risk-based capital - Bancorp	15.32%	15.79%	16.13%	16.00%	16.41%
Total risk based capital - Bank	15.23%	15.66%	15.98%	15.91%	16.34%
(1) Net Interest Margin is computed by dividing annualized quarterly net interest income by quarterly average interest-bearing assets.
(2) Computed by annualizing quarterly net income.

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Central Valley Community Bancorp -- page 14

CENTRAL VALLEY COMMUNITY BANCORP
AVERAGE BALANCES AND RATES
(Unaudited)

	For the Three Months Ended
AVERAGE AMOUNTS	March 31,	December 31,	March 31,
(Dollars in thousands)	2020	2019	2019
Interest-bearing deposits in other banks	$53,796	$21,636	$24,676
Investments	467,871	477,833	471,129
Loans (1)	923,208	927,636	903,415
Earning assets	1,444,875	1,427,105	1,399,220
Allowance for credit losses	(9,243)	(9,563)	(9,124)
Nonaccrual loans	1,403	1,607	2,696
Other non-earning assets	161,029	163,380	147,929
Total assets	$1,598,064	$1,582,529	$1,540,721

Interest bearing deposits	$744,223	$733,926	$746,875
Other borrowings	5,155	5,482	5,766
Total interest-bearing liabilities	749,378	739,408	752,641
Non-interest bearing demand deposits	590,180	581,402	543,137
Non-interest bearing liabilities	30,505	30,990	23,433
Total liabilities	1,370,063	1,351,800	1,319,211
Total equity	228,001	230,729	221,510
Total liabilities and equity	$1,598,064	$1,582,529	$1,540,721

AVERAGE RATES
Interest-earning deposits in other banks	1.36%	1.66%	2.43%
Investments	2.96%	2.99%	3.17%
Loans (3)	5.62%	5.44%	5.64%
Earning assets	4.61%	4.55%	4.76%
Interest-bearing deposits	0.23%	0.27%	0.21%
Other borrowings	3.49%	3.58%	4.23%
Total interest-bearing liabilities	0.26%	0.29%	0.24%
Net interest margin (calculated on a fully tax equivalent basis) (2)	4.47%	4.40%	4.63%

(1)	Average loans do not include nonaccrual loans.

(2)
Calculated on a fully tax equivalent basis, which includes Federal tax benefits relating to income earned on municipal bonds of $42, $40, and $150, for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

(3)	Loan yield includes loan fees (costs) for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019 of $117, $108, and $26, respectively.

CONTACT: Investor Contact:
Dave Kinross
Executive Vice President and Chief Financial Officer
Central Valley Community Bancorp
559-323-3420

Media Contact:
Debbie Nalchajian-Cohen
Marketing Director
Central Valley Community Bancorp
559-222-1322